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                                                                     Exhibit 2.2

                       FORM OF VOTING AND PROXY AGREEMENT

      THIS VOTING AND PROXY AGREEMENT (this "Agreement") is made and entered into as of August 26, 2002 by and among GEAC COMPUTER CORPORATION LIMITED, a corporation governed by the Canada Business Corporations Act ("Geac"), CAGE ACQUISITION INC., a Delaware corporation that is wholly-owned by Geac ("Geac Sub"), and _________________ ("Stockholder"). Geac, Geac Sub and Stockholder are each sometimes referred to as a "Party" and together as the "Parties".

                                   BACKGROUND

      Geac, Geac Sub and Extensity, Inc., a Delaware corporation ("Extensity"), are entering into an Agreement and Plan of Merger as of the same date as this Agreement (as it may be amended, the "Merger Agreement"). The Merger Agreement contemplates the merger of Geac Sub into Extensity. In order for that merger to close, Extensity's stockholders must adopt and approve the Merger Agreement and that merger. Stockholder owns shares of Extensity common stock and ________ is a director and officer of Extensity. Geac and Geac Sub were not prepared to enter into the Merger Agreement, unless Stockholder and certain other stockholders of Extensity signed this and similar agreements. Stockholder desires that Geac and Geac Sub enter into the Merger Agreement and for that reason is signing this Agreement. Capitalized terms used but not defined in this Agreement have the definitions assigned to them in the Merger Agreement.

ACCORDINGLY, THE PARTIES HEREBY AGREE AS FOLLOWS:

      1. VOTING. As of the date of this Agreement, Stockholder is: (a) the record and beneficial owner of that number shares of Extensity Common Stock as is indicated on the signature page of this Agreement, and (b) the beneficial, but not the record, owner of that number of shares of Extensity Common Stock as is indicated on the signature page of this Agreement. (Those shares of Extensity Common Stock that Stockholder owns of record as of the date of this Agreement and any other shares of Extensity Common Stock that Stockholder acquires record ownership of during the term of this Agreement are referred to as the "Record Shares". Those shares of Extensity Common Stock that Stockholder beneficially owns as of the date of this Agreement and any other shares of Extensity Common Stock that Stockholder acquires beneficial, but not record, ownership of during the term of this Agreement are referred to as the "Beneficial Shares". The Record Shares and the Beneficial Shares are collectively referred to as the "Shares".) Before the Expiration Date (defined in Section 10.9), Stockholder (in Stockholder's capacity as such) shall vote, or cause the vote of, all the Shares in favor of the adoption and approval of the Merger Agreement and the Merger, it being understood, however, that for any Shares held in a trust for which Stockholder is not the trustee (as shown on the exhibit to this Agreement), Stockholder shall be required (only) to use Stockholder's best efforts to cause those Shares to be so voted. Stockholder (in stockholder's capacity as such) shall also vote the Shares against any other extraordinary transaction such as another merger or a consolidation, business combination, reorganization, recapitalization, liquidation, sale or transfer of all or substantially all of the assets or more than 50% of the voting securities of Extensity or any Extensity Sub or any other change of control involving Extensity or any Extensity Sub (with the same character of covenant regarding any Shares held in such a trust).
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      2. IRREVOCABLE PROXY. Stockholder hereby irrevocably appoints Geac as
Stockholder's proxyholder through the Expiration Date, with full power of substitution and resubstitution, to attend and act for and on behalf of Stockholder at the Stockholder Meeting or any other meeting of Extensity's stockholders, and to act by written consent as a stockholder of Extensity, to vote the Shares in the following manner: (a) for the adoption and approval of the Merger Agreement and the Merger and (b) against any other extraordinary transaction such as another merger or a consolidation, business combination, reorganization, recapitalization, liquidation, sale or transfer of all or substantially all of the assets or more than 50% of the voting securities of Extensity or any Extensity Sub or any other change of control involving Extensity or any Extensity Sub. By signing this Agreement, Stockholder revokes any and all prior proxies given by Stockholder with respect to any Shares and shall promptly inform the holders of any such proxies in writing of that revocation, sending a copy to Geac. Stockholder shall not grant any other proxies with respect to any Shares before the Expiration Date. This proxy is irrevocable, is coupled with an interest and is granted in consideration of Geac and Geac Sub entering into the Merger Agreement. Stockholder agrees and acknowledges that none of Geac, Geac Sub or any of their successors, assigns, subsidiaries, employees, officers, directors, shareholders, agents or affiliates owe any duty to Stockholder or shall incur any liability of any kind whatsoever (including, without limitation, for any claims, losses, demands, causes of action, costs, expenses or attorneys' fees) to Stockholder in connection with or as a result of any voting (or refraining from voting) any Shares. In addition, Stockholder acknowledges and agrees that, pursuant to this irrevocable proxy, Geac may vote the Shares to further its own interests and that Geac is not acting as a fiduciary for Stockholder. This irrevocable proxy shall survive, and shall not be terminated by, any act of Stockholder, operation of law or any other event such as the death, incapacity, disability or bankruptcy of Stockholder or the termination of any trust or estate for which Stockholder is acting as a fiduciary. This irrevocable proxy shall be binding upon the spouse (if any), heirs, personal representatives, successors and assigns of Stockholder.

      3. TRANSFER RESTRICTIONS. Before the Expiration Date, Stockholder shall not directly or indirectly: (a) sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of any Shares or limit its right to vote any Shares in any manner, (b) agree to do any of the foregoing or (c) take any action that has or could have the effect of preventing or disabling Stockholder from performing any obligations under this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall prohibit a transfer of Extensity Common Stock by Stockholder: (i) if Stockholder is a natural person, to any member of his or her immediate family or upon his or her death, or (ii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder, provided that, in case of both clause (i) and clause
(ii), Stockholder first furnishes Geac with a written undertaking by the intended transferee in form and substance reasonably acceptable to Geac that the transferee will comply with this Agreement. Promptly after this Agreement is signed, Extensity shall deliver stop transfer instructions to its transfer agent respecting all the Shares that, before the Expiration Date, cannot be countermanded without both Extensity's and Geac's consent.

      4. NO SOLICITATION. Neither Stockholder nor any agent, representative or associate of Stockholder shall, directly or indirectly: (a) solicit, initiate, negotiate, encourage or induce the making, submission or announcement of any Extensity Acquisition Proposal or take any action or omit to take action, the taking or omission of which could reasonably be expected to lead to a Extensity Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Extensity Acquisition Proposal, (c) engage in any discussions with any Person with respect to any Extensity Acquisition Proposal, except as to the existence of these provisions or (d) approve, endorse or recommend any Extensity Acquisition Proposal, other than with respect to ______ and then only in strict accordance with the Merger Agreement and only in his capacity as a director and officer of Extensity. Moreover, even if
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Extensity receives a Extensity Superior Offer, Stockholder shall continue to be bound by this Agreement including, without limitation, its Sections 1, 2 and 3. Stockholder shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person with respect to any of the foregoing. Stockholder shall immediately notify Geac, both orally and in writing, if any Person contacts Stockholder concerning any Extensity Acquisition Proposal.

      5. PUBLIC ANNOUNCEMENT. Stockholder shall not, in any capacity other than on behalf of Extensity and then only in accordance with the Merger Agreement, issue any press release or otherwise make any public statement with respect to this Agreement, the Merger or the Merger Agreement. Notwithstanding the foregoing, nothing in this Agreement shall prevent Stockholder from making any disclosures required by the SEC, the NASDAQ Stock Market or Law.

      6. DISCLOSURE. Stockholder authorizes Geac, Geac Sub and Extensity to publish and disclose in any announcement or disclosure required by the SEC, the Ontario Securities Commission, the TSX, the NASDAQ Stock Market or applicable Law, Stockholder's identity and ownership of the Shares and Stockholder's commitments under this Agreement.

      7. REPRESENTATIONS AND WARRANTIES. Stockholder hereby represents and warrants to Geac and Geac Sub that, as of the date of this Agreement and as of the Effective Time:

            7.1 OWNERSHIP. Stockholder has good and marketable title to, and is the sole legal, record and beneficial owner of, the Record Shares, free and clear of all liabilities, adverse claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever. Stockholder is also the sole legal and beneficial holder of the Beneficial Shares, free and clear of all Liens, except as shown on the exhibit to this Agreement.

            7.2 AUTHORIZATION. Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and to perform Stockholder's obligations under this Agreement. Stockholder has the sole voting power and sole power of disposition with respect to the Shares, without restriction, except as shown on the exhibit to this Agreement. Stockholder confirms that, if Stockholder is married, Stockholder's spouse consents to this Agreement in all respects. Stockholder has duly executed and delivered this Agreement. This Agreement is the legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors' rights and to general principles of equity.

            7.3 NO VIOLATION. Neither the execution and delivery of this Agreement nor its performance by Stockholder will: (a) require Stockholder to file or register with, or obtain any permit, authorization, consent or approval or any Government Entity or other Person (other than any Schedule 13D filing required under the Exchange Act) or (b) violate, or cause a breach of or default under, any contract, Law, judgment, decree, writ or order to which Stockholder is a party or by which Stockholder or any of the Shares is bound or affected.

            7.4 ADEQUATE INFORMATION. Stockholder is a sophisticated investor and has had access to adequate information concerning the business, operations, financial condition and prospects of Extensity, the Extensity Subs, Geac and the Geac Subsidiaries to make an informed decision about the Merger Agreement, the Merger and this Agreement, and has independently and without reliance upon Geac, Geac Sub, Extensity or any Extensity Sub, based on such information as Stockholder deemed appropriate, made an independent analysis and decision to enter into this Agreement and support the Merger. Stockholder understands and acknowledges that the effectiveness of this Agreement (including, without limitation, its
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Sections 1 and 2) shall not be affected in any way by any events or circumstances that may occur after the date of this Agreement and before the Stockholder Meeting, or by any information disclosed after the date of this Agreement and before the Stockholder Meeting. Stockholder further understands and acknowledge that Stockholder will be bound by this Agreement even if, for example, a Extensity Superior Offer materializes. Stockholder understands and acknowledges that none of Geac, Geac Sub, Extensity and the Extensity Subs has made any representation or warranty, whether express or implied, of any kind or character, to Stockholder, and that Stockholder is not a third party beneficiary of the Merger Agreement.

            7.5 NO SETOFF. Stockholder has no liability or obligation related to or in connection with the Shares, other than the obligations to Geac and Geac Sub set forth in this Agreement.

      8. SPECIFIC PERFORMANCE. Stockholder acknowledges that Geac and Geac Sub will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of Stockholder's covenants contained in this Agreement. Accordingly, Stockholder agrees that, in addition to any other remedies that may be available to Geac and Geac Sub, Geac and Geac Sub shall have the right to injunctive relief to restrain any breach or threatened breach by Stockholder of any such covenant or otherwise to obtain specific performance of any of such covenant.

      9. CERTAIN LITIGATION. Stockholder agrees to comply with the reasonable requests of Geac and Extensity in defending or settling any action brought by or against Extensity, Stockholder or any other affiliate or former affiliate of Extensity for any act or omission that preceded the Merger (whether before or after the date of this Agreement) including, without limitation, the securities class action currently pending against Extensity and others in the Federal District Court for the Southern District of New York.

      10. MISCELLANEOUS

            10.1 AMENDMENT AND MODIFICATION. This Agreement contains the entire understanding, both oral and written, of the Parties and supersedes any and all prior agreements and understandings with respect to its subject matter. This Agreement may be amended, modified or supplemented only by a written agreement of Geac, Geac Sub and Stockholder.

            10.2 WAIVER AND CONSENTS. Any failure of Stockholder to comply with any provision of this Agreement may be waived by Geac or Geac Sub only by a written instrument signed by Geac granting the waiver. However, a waiver or failure to insist upon strict compliance with a provision in this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply with that provision or any other provision of this Agreement. Whenever this Agreement requires or permits a consent by any Party, that consent shall be given in writing in a manner and with the same effects as for a waiver, as set forth in this Section 10.2.

            10.3 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign any rights under this Agreement or delegate any obligations under this Agreement without the prior written consent of the other Parties.

            10.4 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be delivered personally, by overnight courier or similar means, or sent by facsimile with written confirmation of receipt, to the Parties at the addresses specified below or to such other address for a Party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered, or on the next Business Day following transmittal if sent by confirmed facsimile. Notices shall be delivered as follows:
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    If to Geac or Geac Sub:    Geac Computer Corporation Limited
                               11 Allstate Parkway,  Suite 300
                               Markham, Ontario L3R 9T8
                               Canada
                               Telephone:  (905) 940-3704
                               Facsimile:  (905) 940-3722
                               Attention:  Paul Birch

    with a copy to:            Blake Cassels & Graydon LLP
                               Commerce Court West
                               199 Bay Street,  Suite 2800
                               Toronto, Ontario   M5L  1A9
                               Telephone:  (416) 863-2965
                               Facsimile   (416) 863-2653
                               Attention:      Craig Thorburn

    and a copy to:             Heller Ehrman White & McAuliffe LLP
                               333 Bush Street
                               San Francisco, California  94104-2878
                               Telephone:  (415) 772-6134
                               Facsimile:  (415) 772-6268
                               Attention:      Dan Titelbaum

    If to Stockholder:

            10.5 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware without reference to its principles of conflicts of law.

            10.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be treated as an original but all of which together shall constitute one and the same instrument.

10.7 SEVERABILITY. If any provision of this Agreement is finally determined to be invalid, illegal or unenforceable in any respect, it shall be adjusted, if possible, to effect the original intention of the Parties as nearly as is possible. The validity, legality and enforceability of the remaining provisions of this Agreement shall be unaffected by that determination unless, and then only to the extent strictly necessary in order to accommodate, the deletion or adjustment of the provision that was determined to be invalid, illegal or unenforceable.

            10.8 INTERPRETATION. The section headings in this Agreement are principally for the purpose of reference and shall not, by themselves, affect the meaning or interpretation of this Agreement.

            10.9 TERM. This Agreement shall terminate upon the earlier of: (i) the closing of the Merger and (ii) the termination of the Merger Agreement pursuant to its Section 9.1 (the date and time of such termination being referred to in this Agreement as the "EXPIRATION DATE"). After such a termination, this Agreement shall be void and of no further force or effect, provided that: (iii) the termination of this Agreement shall not relieve any Party from liability for any breach of this Agreement before its termination,
(iv) Sections 7 and 10 of this Agreement shall continue in effect after the termination of this Agreement, and (v) Section 9 of this Agreement shall continue in effect if and after the Merger closes.
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            10.10 FIDUCIARY DUTIES. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit or restrict: (a) Stockholder from acting in Stockholder's capacity as a director or officer of Extensity, if Stockholder is such a director or officer, or (b) any representative of Stockholder on Extensity's board of directors from acting in his capacity as a director of Extensity (it being understood, for purposes of both clause (a) and (b), that this Agreement shall apply to Stockholder solely in Stockholder's capacity as a stockholder of Extensity) or (c) voting any Shares in Stockholder's sole discretion on any matter other than those referred to in Section 1 of this Agreement.

            10.11 EXPENSES AND ENFORCEMENT. Each Party shall pay its own costs and expenses incurred in connection with this Agreement. However, if any Party seeks to enforce any rights under this Agreement, whether through formal proceedings or otherwise, the Party or Parties that substantially prevail shall be entitled to reimbursement for its or their costs and expenses incurred in that effort including, without limitation, its or their reasonable attorneys' fees and costs.

            10.12 FURTHER ASSURANCES. Stockholder (in Stockholder's capacity as such) shall execute and deliver any additional documents, and take any other actions, reasonably requested by Geac to carry out the purposes and intent of this Agreement.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date that appears in its first paragraph.

                                      GEAC COMPUTER CORPORATION LIMITED

                                      By
                                        ----------------------------------------
                                      Name
                                          --------------------------------------
                                      Title
                                           -------------------------------------


                                      CAGE ACQUISITION INC.

                                      By
                                        ----------------------------------------
                                      Name
                                          --------------------------------------
                                      Title
                                           -------------------------------------


                                      STOCKHOLDER

                                      ------------------------------------------
                                      Name:

                                      SHARES OF EXTENSITY COMMON STOCK HELD OF
                                        RECORD:

                                      SHARES OF EXTENSITY COMMON STOCK
                                        BENEFICIALLY OWNED:
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                                                                         EXHIBIT

Information regarding record ownership of Shares that Stockholder does not hold of record:



Information regarding Shares held in trust: